EXHIBIT 8

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of November 27, 2019 (the “Effective Date”) by and among SIOUXLAND RENEWABLE HOLDINGS, LLC, a Nebraska limited liability company (the “Company”), and NORTHWEST BANK, an Iowa state bank, as escrow agent hereunder (the “Escrow Agent”), and, solely for the purposes of Sections 3.03 and 4.10, SIOUXLAND ETHANOL, LLC, a Nebraska limited liability company and the initial sole member of the Company (the “Initial Member”).

W I T N E S S E T H:

WHEREAS, the Company proposes to sell a minimum of $15,000,000 (the “Minimum Offering”) and a maximum of $50,000,000 of its units representing limited liability company interests (the “Units”) at an offering price of $10,000 per Unit, in a best efforts public offering (the “Offering”), and the Company intends to use the proceeds of the Offering to purchase an ethanol plant and its operating assets, either directly or indirectly through a joint venture; and

WHEREAS, the Company desires to establish an Escrow Account (as defined below) with the Escrow Agent into which the Company shall deposit all funds delivered by the purchasers of Units (the “Investors”) in payment for the Units sold to them, and the Escrow Agent is willing to accept, hold and administer such funds in accordance with the terms hereinafter set forth; and

WHEREAS, the proceeds of the Offering are to be held in the Escrow Account by the Escrow Agent and, except as otherwise specified herein, may only be released pursuant to the Company’s instructions;

WHEREAS, the Company shall not instruct the Escrow Agent to release the proceeds of the offering to the Company unless: (a) the Minimum Offering has been achieved by not later than April 1, 2020, and (b) the following “Funding Milestones” have been achieved by not later than December 31, 2020: (i) an ethanol plant meeting the Company’s investment criteria has been identified, (ii) the Company has entered into a definitive agreement to purchase the assets of such ethanol plant, and (iii) the Company has entered into binding commitments from additional equity investors and/or lenders to provide the additional capital needed to purchase the identified ethanol plant pursuant to such definitive agreement and provide the Company’s initial working capital; and

WHEREAS, the Company shall instruct the Escrow Agent to release the proceeds of the offering if (a) the Minimum Offering is not achieved by April 1, 2020, (b) the Funding Milestones are not achieved by December 31, 2020, or (c) the Company otherwise notifies the Escrow Agent that the Company has decided to no longer pursue its business plans, in which cases all funds held in the Escrow Account shall be returned to the Investors in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

ESTABLISHMENT OF ESCROW

Section 1.01.  Escrow Account; Escrow Funds.  The Company shall instruct each Investor to deliver to the Escrow Agent checks made payable to the order of “Northwest Bank as Escrow Agent for Siouxland Renewable Holdings, LLC” mailed to the address on Schedule I attached hereto, or wire transfer to the wire transfer instructions set forth on Schedule I attached hereto.  All such checks and wire transfers remitted to the Escrow Agent shall be accompanied by information identifying each Investor, subscription, the Investor’s social security or taxpayer identification number and address.  The Escrow Agent shall make such information available to the Company on request.  In the event the Investor’s address and/or social security number or taxpayer identification number are not provided to the Escrow Agent by the Investor, then the Company agrees to promptly upon request provide the Escrow Agent with such information in writing.  The checks or wire transfers shall be deposited into an account at Northwest Bank entitled “Northwest Bank as Escrow Agent for Siouxland Renewable Holdings, LLC Escrow” (the “Escrow Account”).  The collected funds deposited into the Escrow Account, together with any cash or other property received in respect thereof or earned thereon, are referred to as the “Escrow Funds.”  The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account.  If, for any reason, any payment delivered to the Escrow Agent is returned unpaid, reversed, cancelled, or otherwise charged-back or subject to adjustment or correction, the Escrow Agent may debit the Escrow Account accordingly and advise the Company promptly thereof.

Section 1.02.  Interest Rate; No Investments.

(a)                                 The Escrow Agent is not required to invest any Escrow Funds, all of which shall be maintained in the Escrow Account with interest on the collected balance as follows: interest at the rate of 1.40% per annum on that portion of the balance which is $20,000,000 or less and interest at the rate of 1.25% per annum on that portion of the balance which is more than $20,000,000.  Interest will be calculated in accordance with Escrow Agent’s practices for commercial accounts with interest.

(b)                                 The Escrow Agent shall provide the Company with a monthly statement of the amount in the Escrow Account and the interest credited thereto.

Section 1.03.  Tax-Related Terms.

(a)                                 The Company shall be treated as the owner of the Escrow Funds for all federal, state, and local income tax purposes.  Accordingly, all interest on the Escrow Funds shall be reported as allocated to the Company in accordance with its instructions, and the Company shall file all tax returns consistent with this treatment.

(b)                                 The Company shall provide the Escrow Agent with a certified tax identification number by returning a signed Form W-9 to the Escrow Agent.  The Company agrees to provide the Escrow Agent with such information as reasonably requested by the Escrow Agent in order to comply with state and federal law and regulations, including the U.S. Patriot Act, and with the Escrow Agent’s standard account opening procedures.

ARTICLE II

TERM; RELEASE OF ESCROW FUNDS

Section 2.01.  Term.  The term of this Agreement shall commence on the Effective Date and shall terminate at such time as all of the Escrow Funds shall have been distributed pursuant to the terms of this Agreement.

Section 2.02.  Release of Escrow Funds.  The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

(a)                                 Provided that none of the occurrences set forth in Sections 2.02(b), (c) or (d) has occurred, then the Escrow Agent shall, upon receipt of written instructions signed by the Company (the “Disbursement Instructions”), pay the Escrow Funds to, or on behalf of, the Company in accordance with the Disbursement Instructions.  The Company shall not issue such Disbursement Instructions unless (i) the proceeds of the Minimum Offering have been deposited into the Escrow Account on or prior to April 1, 2020, and (ii) the Company has certified to the Escrow Agent that the Funding Milestones have been satisfied on or prior to December 31, 2020.  The Escrow Agent has no obligation whatsoever to verify that the foregoing have occurred, and shall be entitled to rely, without further investigation or inquiry, upon the Disbursement Instructions.  The Escrow Agent may rely upon any Disbursement Instructions which are acceptable to the Escrow Agent in form and content, in its sole and absolute discretion.  In the event that the Escrow Agent considers any Disbursement Instructions or other notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication hereunder to be ambiguous or unclear, the Escrow Agent may delay acting until it receives such further instructions as the Escrow Agent may consider satisfactory to resolve the ambiguity or uncertainty.

(b)                                 The Company may give the Escrow Agent notice in writing at any time that the Offering has been terminated or that the Company no longer intends to seek to acquire the assets of an ethanol plant (a “Termination Notice”).  Following actual receipt of a Termination Notice, the Escrow Agent shall promptly return the funds paid by each Investor to such Investor with an allocable portion of interest on the amount of such Investor’s funds, with any remaining balance or interest thereon paid to the Company, less any unpaid fees or expenses due hereunder.

(c)                                  If by 5:00 p.m. Central Time on April 1, 2020, the total amount of the Escrow Funds is less than $15,000,000, then the Escrow Agent shall promptly return the funds paid by each Investor to such Investor with an allocable portion of interest on the amount of such Investor’s funds, with any remaining balance or interest thereon paid to the Company, less any unpaid fees or expenses due hereunder.

(d)                                 If by 5:00 p.m. Central Time on December 31, 2020, the Company has not provided Disbursement Instructions to the Escrow Agent, then the Escrow Agent shall promptly return the funds paid by each Investor to such Investor with an allocable portion of interest on the amount of such Investor’s funds, with any remaining balance or interest thereon paid to the Company, less any unpaid fees or expenses due hereunder.

(e)                                  The Escrow Funds returned to the Investors shall be free and clear of any and all claims of the Escrow Agent.  The Company and the Initial Member shall reimburse the Escrow Agent for its fees, costs and expenses of making any return of the Escrow Funds to the Investors.

(f)                                   The Escrow Agent shall not be required to pay any uncollected funds or other funds that are not available for withdrawal.

(g)                                  The Company will provide the Escrow Agent with all necessary payment instructions and information needed for each Investor to whom the Escrow Funds should be returned in accordance with this Section.

(h)                                 In the event that the Escrow Agent makes any payment pursuant to this Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the Escrow Agent shall be entitled to repayment from the recipient of such payment, and the Company shall cause the recipient of such payment to repay such payment to the Escrow Agent upon written request.

(i)                                     The Escrow Agent may, in its sole discretion, comply with judgments or orders issued or process entered by any court with respect to the Escrow Funds, including any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices.  If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to the Company or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(j)                                    The Company understands and agrees that the Escrow Agent shall have no obligation or duty to act upon Disbursement Instructions delivered to the Escrow Agent for the disbursement of Escrow Funds under this Agreement if such Disbursement Instructions are not: (i) in writing, (ii) signed by a representative of the Company listed in Schedule II to this Agreement (each such individual, an “Authorized Representative”), and (iii) actually received by  the Escrow Agent in accordance with Section 4.03 below.

(k)                                 Upon request by the Company, the Escrow Agent shall set up the Company with online access to the account(s) established pursuant to this Agreement, which the Company can use to view and verify transaction on such account(s).

(l)                                     The Company may specify in the Disbursement Instructions whether such Escrow Funds shall be disbursed by way of wire transfer, check or credit to another account of the Company at the Escrow Agent.  If the Disbursement Instructions do not so specify the disbursement means, the Escrow Agent may disburse the Escrow Funds in the manner it chooses.  Wire disbursements shall be subject to such additional wire transfer terms and conditions as the Escrow Agent may establish from time to time, including the Company’s compliance with the relevant requirements of any wire transfer security procedure.

Section 2.03.  Disbursement Instructions and Other Instruction.

(a)                                 With respect to any Disbursement Instructions or any other notice, direction or other instruction required to be delivered by the Company to the Escrow Agent under this Agreement, the Escrow Agent is authorized to follow and rely upon any and all such instructions given to it from time to time if the Escrow Agent believes, in good faith, that such instructions are genuine.  The Escrow Agent shall have no duty or obligation to verify that the person who sent such instruction is, in fact, a person duly authorized to give instructions on behalf of the

Company, other than to verify that the signature of the Authorized Representative on any such instruction appears to be the signature of such person.  The Company acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Escrow Agent, and that there may be more secure methods of transmitting instructions other than the method selected by the Company.  The Escrow Agent shall have no responsibility or liability for any loss which may result from (i) any action taken or not taken by the Escrow Agent in good faith reliance on any such signatures or instructions, (ii) the loss, delay, alteration, interception or misuse of such instructions in transit, or (iii) relying upon the authority of any officer or Authorized Representative of the Company named in Schedule II delivered hereunder prior to actual receipt by the Escrow Agent of an updated Schedule II, and subject to the following paragraph (b).

(b)                                 The Company may, at any time, update Schedule II by signing and submitting to the Escrow Agent an update of such Schedule II.  Any updated Schedule II shall not be effective unless the Escrow Agent countersigns a copy thereof or otherwise acknowledges such update in writing.  The Escrow Agent shall be entitled to a reasonable time to act to implement any changes on an updated Schedule II.

Section 2.04.  Effect of Final Delivery.  This Agreement shall continue in full force and effect until the Escrow Agent has delivered all, but not less than all, of the Escrow Funds pursuant to the terms hereof.  After all of the Escrow Funds have been so delivered, all rights, duties, and obligations of the respective parties hereunder shall terminate, provided that the Company’s and the Initial Member’s indemnification obligations hereunder shall survive such final delivery.

ARTICLE III

THE ESCROW AGENT

Section 3.01.  Appointment.  The Company hereby designates and appoints the Escrow Agent as “Escrow Agent” under this Agreement and the Escrow Agent hereby accepts such designation and appointment, subject to all the provisions of this Agreement.  The Company acknowledges and agrees that:

(a)                                 the Escrow Agent (i) shall not be responsible for the Offering or for any other obligations, liabilities or agreements of the Company (including subscription agreements between the Company and an Investor), or for determining or compelling compliance with any of the foregoing, and the Escrow Agent shall not otherwise be bound by any of the foregoing, (ii) shall be obligated only for the performance of its duties expressly and specifically set forth in this Agreement, each of which is hereby agreed to be ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, and (iii) shall not be obligated to take any legal or other action hereunder that might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification;

(b)                                 the Company shall deliver to the Escrow Agent a list of authorized signatories, as set forth on Schedule II attached hereto, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent hereunder, and the Escrow Agent shall be entitled to rely on such list with respect to the Company until a new list is furnished by the Company and the Escrow Agent countersigns a copy thereof or otherwise acknowledges such update in writing.  The Escrow Agent shall be entitled to a reasonable time to act to implement any changes on an updated Schedule II.  The Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to have been signed by the proper party or parties and shall have no responsibility for determining the accuracy thereof.  The Escrow Agent is authorized to seek confirmation of any such notice, direction, request, waiver, consent, receipt or other paper or document by telephone call-back or email to any person designated on Schedule II hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be such person.  The persons, telephone numbers and emails designated for such call-backs and emails may be changed only in a writing actually received and acknowledged in writing by the Escrow Agent;

(c)                                  the Escrow Agent may, at the Company’s expense, consult counsel satisfactory to the Escrow Agent, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel; and

(d)                                 the Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except to the extent finally adjudicated to have resulted from the Escrow Agent’s fraud, gross negligence or willful misconduct.  In no event shall the Escrow Agent be liable for indirect, punitive, special, or consequential damage or loss (including lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action. This paragraph and all other limitations and restrictions on the Escrow Agent’s responsibilities or liability shall survive the termination of this Agreement and/or the resignation of the Escrow Agent.

Section 3.02.  Successor.  The Escrow Agent may at any time resign as the Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the Company.  Prior to the effective date of the resignation as specified in such notice, the Company will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Funds to a bank or trust company in the United States that the Company selects as successor to the Escrow Agent hereunder.  If no successor escrow agent is named by the Company, the Escrow Agent may, at the Company’s expense, apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 3.03.  Compensation, Expenses Reimbursement, and Indemnification.

(a)                                 The Escrow Agent’s fee for its services under the Agreement shall be $500, due upon the Effective Date.  The Escrow Agent shall be entitled to such further fees and expenses as may be due in accordance with the agreements referenced in Section 4.11.

(b)                                 The Company and the Initial Member agree to reimburse the Escrow Agent for all reasonable costs and expenses incurred in connection with administering and/or enforcing the terms of this Agreement, the escrow created hereby or the performance or observance of the Company’s duties hereunder, including payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim asserted by the Company, the Initial Member, any Investor or any other third party arising out of or related to this Agreement, the Escrow Account, the Escrow Funds, the Offering or any other acts or omissions of the Company or the Initial Member.

(c)                                  The Company and the Initial Member jointly and severally covenant and agree to indemnify, defend and hold the Escrow Agent and its affiliates, directors, officers, agents, employees and representatives (the “Indemnified Parties”) harmless from and against any and all claims and demands (including, but not limited to, any claims and demands asserted by any Investor), losses, liabilities, damages, costs and expenses of any nature incurred by the Escrow Agent or the Indemnified Parties arising out of or related to this Agreement, the Escrow Account, the Escrow Funds, the Offering or any other acts or omissions of the Company or the Initial Member, including reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim or demand unless and except to the extent such loss, liability, damage, cost, or expense was caused by the Escrow Agent’s bad faith, gross negligence or willful misconduct.  The obligations of the Company and the Initial Member under this paragraph shall survive the termination of this Agreement and/or the resignation of the Escrow Agent.

Section 3.04.  Dispute Resolution.  It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Funds, or should any claim be made upon the Escrow Agent, the Escrow Account or the Escrow Funds by a third party, the Escrow Agent, upon receipt of notice of such dispute or claim, is authorized and shall be entitled (at its sole option and election) to retain in its possession, without liability to anyone, all or any of said Escrow Funds until such dispute shall have been finally settled to the reasonable satisfaction of the parties.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings that relate to the Escrow Funds and may in its discretion institute an interpleader action with respect to such Escrow Funds.

ARTICLE IV
MISCELLANEOUS

Section 4.01.  Certain Interpretive Matters.  Unless the context otherwise requires:  (a) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (b) whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (c) all references to $ or dollar amounts are to lawful currency of the United States; (d) unless otherwise indicated, to the extent the term “day” or “days” is used, it shall mean calendar days; and (e) whenever the context may require, any pronoun used herein includes the corresponding masculine, feminine and neuter forms.

Section 4.02.  No Transferability.  The Company may not transfer any interest in the Escrow Funds or any other right under this Agreement to any other party.

Section 4.03.  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if sent in the manner provided below, and shall be deemed to have been received (a) upon delivery, if delivered by hand, (b) on the third (3rd) business day after mailing, if mailed by registered or certified mail, postage prepaid and return receipt requested, (c) on the next business day, if deposited with Federal Express or a similar overnight courier for next day delivery, or (d) on the day of transmission, if sent by email, in each case to the persons at the addresses or emails set forth below, provided that an email transmission shall only constitute notice if it is followed by a confirmatory email or phone call from the recipient (or at such other address or email as may be provided in accordance with this Section):

If to the Company:	Siouxland Renewable Holdings, LLC
1501 Knox Boulevard
Jackson, Nebraska 68743
Attention: Nicholas Bowdish
Phone No.: (402) 632-2676
Email: nick@nbowdishcompany.com

With a copy* to:	Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, Nebraska 68102
Attention: Steven P. Amen, Esq.
Phone No.: (402) 346-6000
Email: Steven.Amen@KutakRock.com

If to the Escrow Agent:	Northwest Bank
Attn: Joseph Conover
46 N. Hwy 71
Arnolds Park, Iowa 51331
Phone No.: (712) 332-5636
Email: jconover@bank-northwest.com

* Such copy shall not constitute notice to the applicable party hereunder.

Section 4.04.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEBRASKA AS TO CONTRACTS WHOLLY NEGOTIATED, EXECUTED AND TO BE PERFORMED IN THE STATE OF NEBRASKA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 4.05.  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, and assigns of the parties hereto.  This Agreement is solely for the benefit of the parties hereto.  There are no third-party beneficiaries. The Escrow Agent has no obligation to act on any notice, certificate, instrument, demand, request, direction, instruction, or other document or communication it may receive from any third party, including any Investor.

Section 4.06.  Severability.  If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

Section 4.07.  Headings.  The headings and subheadings contained in this Agreement are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement

Section 4.08.  Execution in Counterparts; Electronic Delivery.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile, photostatic and PDF copies of signatures to this Agreement (including copies received as attachments to electronic mail) shall be deemed to be originals and may be relied upon with the same force and effect as originals.

Section 4.09.  Amendments.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement or of such terms and conditions on any other occasion.

Section 4.10.  Initial Member Guaranty.  The Initial Member hereby guarantees the performance of all of the covenants and other obligations of the Company hereunder, including the payment of all amounts and reimbursements due to the Escrow Agent hereunder.

Section 4.11.  Complete Agreement.  The Company and the Initial Member hereby confirm and agree that there are no other agreements or understandings between either of them and the Escrow Agent with respect to the Escrow Account or the transactions contemplated hereby except for the standard forms of the following documents that are generally applicable to the Escrow Agent’s commercial customers: the Specific Account Details and Terms and Conditions of your Account for the deposit account, the General Terms for Cash Management Services, the Funds Transfer Agreement, and relevant Fee Schedule(s).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the Effective Date.

THE COMPANY:

SIOUXLAND RENEWABLE HOLDINGS, LLC

By:	/s/ Nicholas Bowdish
Name:	Nicholas Bowdish
Title:	President and Chief Executive Officer

THE ESCROW AGENT:

NORTHWEST BANK

By:	/s/ Joseph Conover
Name:	Joseph Conover
Title:	President

Solely for the purposes of Sections 3.03 and 4.10:

THE INITIAL MEMBER:

SIOUXLAND ETHANOL, LLC

By:	/s/ Nicholas Bowdish
Name:	Nicholas Bowdish
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE ESCROW AGREEMENT]

SCHEDULE I

INSTRUCTIONS FOR MAILING CHECKS TO NORTHWEST BANK

Northwest Bank
Attn: Jason Olson
9719 Giles Rd, Ste 100
LaVista, NE 68128

WIRE TRANSFER INSTRUCTIONS FOR NORTHWEST BANK

Receiving Bank:	Northwest Bank
ABA# 273970682
505 2nd Ave West
Spencer, IA 51301

Beneficiary:	Siouxland Renewable Holdings, LLC Escrow
1501 Knox Blvd.
Jackson, NE 68743
Account #20702288
Any reference information

SCHEDULE II

AUTHORIZED COMPANY SIGNATORIES; TELEPHONE NUMBERS; EMAILS

The Company’s Authorized Representatives are as follows:

Name	Telephone Number/Email	Signature

Nicholas Bowdish	(712) 790-0767	/s/ Nicholas Bowdish
nick@nbowdishcompany.com

Pam Miller	(712) 251-0302	/s/ Pam Miller
pam.miller@siouxlandethanol.com

Shennen S.C. Saltzman	(712) 203-1581	/s/ Shennen S.C. Saltzman
sscs@pioneerbanks.com

Steven Ausdemore	(402) 380-1094	/s/ Steven Ausdemore
stevena@citstatebank.com